Exhibit 99.1

CSX Corporation Announces
Record Fourth-Quarter and Full-Year Results

Highlights:

•	Record fourth-quarter and full-year results for revenue, operating income, net earnings and earnings per share

•	For 2015, the company expects double-digit earnings per share growth and margin expansion, as it progresses toward a mid-60s operating ratio longer term

JACKSONVILLE, Fla. - January 13, 2015 - CSX Corporation (NYSE: CSX) today announced record fourth-quarter 2014 net earnings of $491 million, a 15 percent increase from $426 million for the same period last year. The company also generated record fourth-quarter earnings per share of $0.49, up 17 percent from $0.42 per share in 2013.

“CSX is capturing broad-based market strength, completing strategic infrastructure projects and adding resources to further improve service performance and leverage growth opportunities,” said Michael J. Ward, chairman, president and chief executive officer. “Building on a foundation of strong safety and customer service, we expect to continue growing our intermodal and merchandise businesses faster than the economy, pricing above inflation, and driving efficient asset utilization.”

Fourth-quarter revenue increased 5 percent to $3.2 billion, with strength across merchandise, intermodal and coal. The timely addition of operating resources enhanced service through the fall peak shipping season and supported volume growth. As a result, operating income increased 11 percent to $901 million, and the operating ratio improved 140 basis points to 71.8 percent.

For the full-year, CSX produced new all-time records for revenue of $12.7 billion, operating income of $3.6 billion, net earnings of $1.9 billion and earnings per share of $1.92. At the same time, the operating ratio remained relatively stable at 71.5 percent.

Looking to 2015, CSX expects continued strong growth across its diverse business mix and is poised for sustainable business expansion. The company continues to expect to generate double-digit growth in earnings per share and margin expansion in 2015, progressing toward a mid-60s operating ratio longer term.

CSX executives will conduct a quarterly earnings conference call with the investment community on January 14, 2015, at 8:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

CSX also uses social media channels to communicate information about the company. Although our social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information we post on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in our company to review the information we post on the social media channels listed below. This list may be updated from time to time.

http://twitter.com/CSX
http://www.slideshare.net/HowTomorrowMoves

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For more than 185 years, CSX has played a critical role in the nation’s economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation’s population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and small farming towns alike. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Like us on Facebook (http://www.facebook.com/OfficialCSX) and follow us on Twitter (http://twitter.com/CSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.